EX-99.h.1

IVY VARIABLE INSURANCE PORTFOLIOS

SHAREHOLDER SERVICES AGREEMENT

THIS AGREEMENT, made as of this 24th day of June, 2022 by and between IVY VARIABLE INSURANCE PORTFOLIOS (the “Trust”), a Delaware business trust, for the series set forth in Schedule A hereto as it shall be amended from time to time (each a “Series”), and DELAWARE INVESTMENTS FUND SERVICES COMPANY (“DIFSC”), a Delaware Corporation, each having its principal office and place of business at 100 Independence, 610 Market Street, Philadelphia, Pennsylvania 19106-2354.

W I T N E S S E T H:

WHEREAS, the Investment Management Agreement between the Trust and Delaware Management Company, a series of Macquarie Investment Management Business Trust, provide that the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfers of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees, legal and accounting fees; taxes; and federal and state registration fees; and

WHEREAS, the Trust and DIFSC desire to have this written agreement supercede any and all previous agreements concerning the performance of the foregoing services and providing compensation therefore; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending legally to be bound, it is agreed:

I. APPOINTMENT AS AGENT

1.1 The Trust hereby appoints DIFSC Shareholder Services Agent for the Series to provide as agent for the Trust services as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent and DIFSC hereby accepts such appointment and agrees to provide the Trust, as its agent, the services described herein.

1.2 The Trust shall pay DIFSC and DIFSC shall accept, for the services provided hereunder, the compensation provided for in Section VIII hereof. The Trust also shall reimburse DIFSC for expenses incurred or advanced by it for the Trust in connection with its services hereunder.

II. DOCUMENTATION

2.1 The Trust represents that it has provided or made available to DIFSC (or has given DIFSC an opportunity to examine) copies of, and DIFSC represents that it has received from the Trust (or is otherwise familiar with), the following documents:

(a) The Agreement and Declaration of Trust or other documents evidencing the Trust’s form of organization and any current amendments or supplements thereto.

(b) The By-Laws of the Trust;

(c) Any resolution or other action of the Trust or the Board of Trustees of the Trust establishing or affecting the rights, privileges or other status of each class or series of shares of the Trust, including those relating to the Series or altering or abolishing each such class or series;

(d) A certified copy of a resolution of the Board of Trustees of the Trust appointing DIFSC as Shareholder Services Agent for the Series and authorizing the execution of this Agreement;

(e) The forms of share certificates of the Series in the forms approved by the Board of Trustees of the Trust;

(f) A copy of the Trust’s currently effective Prospectuses and Statement of Additional Information under the Securities Act of 1933, if effective;

(g) Copies of all account application forms and other documents relating to shareholder accounts in the Series;

(h) Copies of documents relating to Plans of the Trust for the purchase, sale or repurchase of its shares, including periodic payment or withdrawal plans, reinvestment plans or retirement plans;

(i) Any opinion of counsel to the Trust relating to the authorization and validity of the shares of the Series issued or proposed to be issued under the law of the State of the Trust’s organization, including the status thereof under any applicable securities laws;

(j) A certified copy of any resolution of the Board of Trustees of the Trust authorizing any person to give instructions to DIFSC under this Agreement (with a specimen signature of such person if not already provided), setting forth the scope of such authority; and

(k) Any amendment, revocation or other documents altering, adding, qualifying or repealing any document or authority called for under this Section 2.1.

2.2 The Trust and DIFSC may consult as to forms or documents that may be required in performing services hereunder.

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2.3 The Trust shall provide or make available to DIFSC a certified copy of any resolution of the shareholders or the Board of Trustees of the Trust providing for a dividend, capital gains distribution, distribution of capital, stock dividend, stock split or other similar action affecting the authorization or issuance of shares of the Trust or the payment of dividends.

2.4 In the case of any recapitalization or other capital adjustment requiring a change in the form of stock certificates or the books recording the same, the Trust shall deliver or make available to DIFSC:

(a) A certified copy of any document authorizing or effecting such change;

(b) Written instructions from an authorized officer implementing such change; and

(c) An opinion of counsel to the Trust as to the validity of such action, if requested by DIFSC.

2.5 The Trust warrants the following:

(a) The Trust is, or will be, a properly registered investment company under the Investment Company Act of 1940 and any and all Series’ shares which it issues will be properly registered and lawfully issued under applicable federal and state laws.

(b) The provisions of this contract do not violate the terms of any instrument by which the Trust is bound; nor do they violate any law or regulation of any body having jurisdiction over the Trust or its property.

2.6 DIFSC warrants the following:

(a) DIFSC is and will be properly registered as a transfer agent under the Securities and Exchange Act of 1934 and is duly authorized to serve, and may lawfully serve as such.

(b) The provisions of this contract do not violate the terms of any instrument by which DIFSC is bound; nor do they violate any law or regulation of any body having jurisdiction over DIFSC or its property.

III. STOCK CERTIFICATES

3.1 The Trust shall furnish or authorize DIFSC to obtain, at the Trust’s expense, a sufficient supply of blank stock certificates for the Series, and from time to time will replenish such supply upon the request of DIFSC. The Trust agrees to indemnify and exonerate, save and hold DIFSC harmless, from and against any and all claims or demands that may be asserted against DIFSC concerning the genuineness of any stock certificate supplied to DIFSC pursuant to this Section.

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3.2 DIFSC shall safeguard, and shall account to the Trust, upon its demand for, all such stock certificates: (a) as issued, showing to whom issued, or (b) as unissued, establishing the safekeeping, cancellation or destruction thereof.

3.3 The Trust shall promptly inform DIFSC in writing of any change in the officers authorized to sign stock certificates or in the form thereof. If an officer whose manual or facsimile signature is affixed to any blank share certificate shall die, resign or be removed prior to the issuance of such certificate, DIFSC may nevertheless issue such certificate notwithstanding such death, resignation or removal, and the Trust shall with respect thereto promptly provide to DIFSC any approval, adoption or ratification as may be required by DIFSC.

IV. TRANSFER AGENT

4.1 As Transfer Agent for the Trust, DIFSC shall issue, redeem and transfer shares of the Series, and, in connection therewith but not in limitation thereof, it shall:

(a) Upon receipt of authority to issue shares, determine the total shares to be issued and issue such shares by crediting shares to accounts created and maintained in the registration forms provided; as applicable, prepare, issue and deliver stock certificates.

(b) Upon proper transfer authorization, transfer shares by debiting transferor- shareholder accounts and crediting such shares to accounts created and/or maintained for transferee- shareholders; if applicable, issue and/or cancel stock certificates.

(c) Upon proper redemption authorization, determine the total shares redeemed and to be redeemed; determine the total redemption payments made and to be made; redeem shares by debiting shareholder accounts; as applicable receive and cancel stock certificates for shares redeemed; and remit or cause to be remitted the redemption proceeds to shareholders.

(d) Create and maintain accounts; reconcile and control cash due and paid, shares issued and to be issued, cash remitted and to be remitted and shares debited and credited to accounts; provide such notices, instructions or authorizations as the Trust may require.

4.2 DIFSC shall not be required to issue, transfer or redeem Series’ shares upon receipt of DIFSC from the Trust, or from any federal or state regulatory agency or authority, written notice that the issuance, transfer or redemption of Series’ shares has been suspended or discontinued.

V. DIVIDEND DISBURSING AGENT

5.1 As Dividend Disbursing Agent for the Series, DIFSC shall disburse and cause to be disbursed to shareholders of the Series dividends, capital gains distributions or any payments from other sources as directed by the Trust. In connection therewith, but not in the limitation thereof, DIFSC shall:

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(a) Calculate the total disbursement due and payable and the disbursement to each shareholder as to shares owned, in accordance with the Trust’s authorization.

(b) Calculate the total disbursements for each shareholder, as aforesaid, to be disbursed in cash; prepare and mail checks therefor.

(c) Calculate the total disbursement for each shareholder of the Series, as aforesaid, for which Series’ shares are to be issued and authorized and instruct the issuance of Series’ shares therefor in accordance with Section IV hereof.

(d) Prepare and mail or deliver such forms and notices pertaining to disbursements as required by federal or state authority.

(e) Create and maintain records, reconcile and control disbursements to be made and made, both as to cash and shares, as aforesaid; provide such notices, instruction or authorization as the Trust may require.

5.2 DIFSC shall not be required to make any disbursement upon the receipt of DIFSC from the Trust, or from any federal or state agency or authority, written notice that such disbursement shall not be made.

VI. SHAREHOLDER SERVICING AGENT

6.1 As Shareholder Servicing Agent for the Series, DIFSC shall provide those services ancillary to, but in implementation of, the services provided under Sections I through V hereof, and those generally defined and accepted as shareholder services. In connection therewith, but not in limitation thereof, DIFSC shall:

(a) Except where instructed in writing by the Trust not to do so, and where in compliance with applicable law, accept orders on behalf of the Trust; receive and process investments and applications; remit to the Trust or its custodian payments for shares acquired and to be issued; and direct the issuance of shares in accordance with Section IV hereof.

(b) Receive, record and respond to communications of shareholders and their agents.

(c) As instructed by the Trust, prepare and mail shareholder account information, mail Series shareholder reports and Series prospectuses.

(d) Prepare and mail proxies and material for Trust shareholder meetings, receive and process proxies from shareholders, and deliver such proxies as directed by the Trust.

(e) Administer investment plans offered by the Trust to investors and shareholders of each Series, including retirement plans, including activities not otherwise provided in Section I through V of this Agreement.

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(f) Implement and operate the Series’ anti-money laundering program as described in the Series’ Risk Management Procedures, as amended from time to time; consent to and ensure that federal examiners will be able to obtain information and records relating to the Series’ monitors the operation of its anti-money laundering program and assesses the effectiveness of the program’s procedures and controls.

VII. PERFORMANCE OF DUTIES

7.1 The parties hereto intend that Series shareholders and their stockholdings shall be confidential, and any information relating thereto shall be released by DIFSC only to those persons or authorities who DIFSC has reason to believe are authorized to receive such information; or, as instructed by the Trust.

7.2 DIFSC may, in performing this Agreement, require the Trust or the Trust’s distributor to provide it with an adequate number of copies of prospectuses, reports or other documents required to be furnished to investors or shareholders.

7.3 DIFSC may request or receive instructions from the Trust and may, at the Trust’s expense, consult with counsel for the Trust or its own counsel with respect to any matter arising in connection with the performance of its duties hereunder, and shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or opinions of counsel.

7.4 DIFSC shall maintain reasonable insurance coverage for errors and omissions and reasonable bond coverage for fraud.

7.5 Upon notice thereof to the Trust, DIFSC may employ others to provide services to DIFSC in its performance of this Agreement.

7.6 Personnel and facilities of DIFSC used to perform services hereunder may be used to perform similar services to other funds in the Delaware Investments family and to others, and may be used to perform other services for the Trust, the other funds in the Delaware Investments family and to others.

7.7 DIFSC shall provide its services as transfer agent hereunder in accordance with Section 17 of the Securities Exchange Act of 1934, and the rules and regulations thereunder. Further, the parties intend that the processes, procedures, safeguards and controls employed should be those generally applied and accepted for the type services provided hereunder by other institutions providing the same or similar services, and, those which should provide efficient, safe and economical services so as to promote promptness and accuracy and to maintain the integrity of the Trust’s records.

7.8 The Trust and DIFSC may, from time to time, set forth in writing Guidelines For Selective Procedures to be applicable to the services hereunder.

VIII. COMPENSATION

8.1 The Trust and DIFSC acknowledge that because DIFSC has common ownership and

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close management ties with the Trust’s investment adviser and the Trust’s distributor and serves the other funds in the Delaware Investments family (DIFSC having been originally established to provide the services hereunder for the funds in the Delaware Investments family), advantages and benefits to the Trust in the employment of DIFSC hereunder can be available which may not generally be available to it from others providing similar services.

8.2 The Trust and DIFSC further acknowledge that the compensation by the Trust to DIFSC is intended to induce DIFSC to provide services under this Agreement of a nature and quality which the Board of Trustees of the Trust, including a majority who are not parties to this Agreement or interested person of the parties hereto, has determined after due consideration to be necessary for the conduct of the business of the Trust, in the best interests of the Trust, the Series and their shareholders.

8.3 Compensation by the Trust to DIFSC hereunder shall be determined in accordance with Schedule B hereto as it shall be amended from time to time as provided for herein and which is incorporated herein as a part hereof.

8.4 Compensation as provided in Schedule B shall be reviewed and approved in the manner set forth in Section 10.1 hereof by the Board of Trustees of the Trust at least annually and may be reviewed and approved more frequently at the request of either party. The Board may request, and DIFSC shall provide, such information as the Board may reasonably require to evaluate the basis of and approve the compensation.

IX. STANDARD OF CARE

9.1 The Trust acknowledges that DIFSC shall not be liable for, and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the performance of its duties under this Agreement, agrees to indemnify DIFSC against, any claim or deficiency arising from the performance of DIFSC’s duties hereunder, including DIFSC’s costs, counsel fees and expenses incurred in investigation or defending any such claim or any administrative or other proceeding, and acknowledges that any risk of loss or damage arising from the conduct of the Trust’s affairs in accordance herewith or in accordance with Guidelines or instructions given hereunder, shall be borne by the Trust.

X. CONTRACTUAL STATUS

10.1 This Agreement shall be executed and become effective on the date first written above if approved by a vote of the Board of Trustees of the Trust, including an affirmative vote of a majority of the non-interested members of the Board, cast in person at a meeting called for the purpose of voting on such approval. It shall continue in effect for an indeterminate period, and is subject to termination on sixty (60) days’ notice by either party unless earlier terminated or amended by agreement among the parties. Compensation under this Agreement shall require approval by a majority vote of the Board of Trustees of the Trust, including an affirmative vote of the majority of the non-interested members of the Board cast in person at a meeting called for the purpose of voting on such approval.

10.2 This Agreement may not be assigned without the approval of the Trust.

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10.3 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

DELAWARE INVESTMENTS FUND SERVICES COMPANY

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Senior Vice President

IVY VARIABLE INSURANCE PORTFOLIOS for its series set forth in Schedule A

By:	/s/ Shawn K. Lytle
Name:	Shawn K. Lytle
Title:	President and Chief Executive Officer
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SCHEDULE A

IVY VARIABLE INSURANCE PORTFOLIOS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF JUNE 24, 2022

Delaware Ivy VIP Asset Strategy (formerly, Ivy VIP Asset Strategy)	Effective as of June 24, 2022
Delaware Ivy VIP Balanced (formerly, Ivy VIP Balanced)	Effective as of June 24, 2022
Delaware Ivy VIP Core Equity (formerly, Ivy VIP Core Equity)	Effective as of June 24, 2022
Delaware Ivy VIP Corporate Bond (formerly, Ivy VIP Corporate Bond)	Effective as of June 24, 2022
Delaware Ivy VIP Energy (formerly, Ivy VIP Energy)	Effective as of June 24, 2022
Delaware Ivy VIP Global Equity Income (formerly, Ivy VIP Global Equity Income)	Effective as of June 24, 2022
Delaware Ivy VIP Global Growth (formerly, Ivy VIP Global Growth)	Effective as of June 24, 2022
Delaware Ivy VIP Growth (formerly, Ivy VIP Growth)	Effective as of June 24, 2022
Delaware Ivy VIP High Income (formerly, Ivy VIP High Income)	Effective as of June 24, 2022
Delaware Ivy VIP International Core Equity (formerly, Ivy VIP International Core Equity)	Effective as of June 24, 2022
Delaware Ivy VIP Limited-Term Bond (formerly, Ivy VIP Limited-Term Bond)	Effective as of June 24, 2022
Delaware Ivy VIP Mid Cap Growth (formerly, Ivy VIP Mid Cap Growth)	Effective as of June 24, 2022
Delaware Ivy VIP Natural Resources (formerly, Ivy VIP Natural Resources)	Effective as of June 24, 2022
Delaware Ivy VIP Pathfinder Aggressive (formerly, Ivy VIP Pathfinder Aggressive)	Effective as of June 24, 2022
Delaware Ivy VIP Pathfinder Conservative (formerly, Ivy VIP Pathfinder Conservative)	Effective as of June 24, 2022
Delaware Ivy VIP Pathfinder Moderate (formerly, Ivy VIP Pathfinder Moderate)	Effective as of June 24, 2022
Delaware Ivy VIP Pathfinder Moderate - Managed Volatility (formerly, Ivy VIP Pathfinder Moderate – Managed Volatility)	Effective as of June 24, 2022
Delaware Ivy VIP Pathfinder Moderately Aggressive (formerly, Ivy VIP Pathfinder Moderately Aggressive)	Effective as of June 24, 2022
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Delaware Ivy VIP Pathfinder Moderately Aggressive - Managed Volatility (formerly, Ivy VIP Pathfinder Moderately Aggressive - Managed Volatility)	Effective as of June 24, 2022
Delaware Ivy VIP Pathfinder Moderately Conservative (formerly, Ivy VIP Pathfinder Moderately Conservative)	Effective as of June 24, 2022
Delaware Ivy VIP Pathfinder Moderately Conservative - Managed Volatility (formerly, Ivy VIP Pathfinder Moderately Conservative - Managed Volatility)	Effective as of June 24, 2022
Delaware Ivy VIP Securian Real Estate Securities (formerly, Ivy VIP Real Estate Securities)	Effective as of June 24, 2022
Delaware Ivy VIP Science and Technology (formerly, Ivy VIP Science and Technology)	Effective as of June 24, 2022
Delaware Ivy VIP Small Cap Growth (formerly, Ivy VIP Small Cap Growth)	Effective as of June 24, 2022
Delaware Ivy VIP Smid Cap Core (formerly, Ivy VIP Smid Cap Core)	Effective as of June 24, 2022
Delaware Ivy VIP Value (formerly, Ivy VIP Value)	Effective as of June 24, 2022
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SCHEDULE B

SHAREHOLDER SERVICES AGREEMENT

(the Shareholder Services Agreement is the “Agreement”)

COMPENSATION SCHEDULE

EFFECTIVE JUNE 25, 2022

DELAWARE FUNDS BY MACQUARIE

1.	All retail Series (the “Retail Series”) (includes the Delaware Global Listed Real Assets Fund of Delaware Pooled Trust (“DPT”), but does not include the other Series of DPT or any Series of Delaware VIP Trust (“VIP”) or Ivy Variable Insurance Portfolios (“Ivy VIP”)). The compensation payable to Delaware Investments Fund Services Company (“DIFSC”) for providing services to each Series of the Trust will be at the annual rates set forth in the table below based on the average daily net assets of each Series:

Aggregate Assets of the Retail Series	DIFSC Transfer Agency Fee
Up to $20 billion	0.0140%
From $20 - $25 billion	0.0110%
From $25 - $30 billion	0.0070%
From $30 - $50 billion	0.0040%
From $50 - $75 billion	0.0020%
Over $75 billion	0.0015%

DIFSC will bill, and the Trust will pay, such compensation monthly. In addition, DIFSC shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Trust.

2.	DPT, VIP and Ivy VIP (except the Delaware REIT Fund of DPT). DIFSC’s compensation for providing services to the Series will be 0.0075% of average daily net assets per Series annually. DIFSC will bill, and the Trust will pay, such compensation monthly. In addition, DIFSC shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Trust.

3.	All Trusts. The Trust will bear its allocable portion of all third party transfer agent fees and expenses, including expenses related to sub-transfer agency services provided by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) and omnibus fees and networking fees that are charged by third party financial intermediaries. DIFSC is the Trust’s operational interface with a variety of third party administrators, banks, trust companies, and other organizations that provide retirement administration, trust or other collective services to the Trust’s shareholders. Sub-transfer agency fees (or similar fees) related to such relationships on a retirement processing system will be passed on to the Trust at cost, without markup, and such fees will be allocated among all share classes except Class R6 (which does not pay sub-transfer agency or similar fees outside of the Sub-TA Agreement with BNY Mellon noted below) and Class E (which is used exclusively for 529 plans) in accordance with the Trust’s then-current Multiple Class Plan pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended.
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4.	If during the term of the Sub-Transfer Agency and Shareholder Services Agreement between DIFSC and BNY Mellon (the “Sub-TA Agreement”) the Trust (i) terminates the Agreement other than “for cause” (defined herein as a termination based on DIFSC’s material and systemic failure to provide (or arrange for the provision of) the services under the Agreement in a commercially reasonable manner as determined by reference to quarterly performance reports); and (ii) enters into a new transfer agency service agreement with a transfer agency service provider other than BNY Mellon, then the Trust shall bear: (a) its deconversion expenses associated with the transmittal of Series data to the successor service provider; and (b) the portion of the liquidated damages relating to the Trust that are payable to BNY Mellon in connection with a wrongful termination of the Sub-TA Agreement by the Trust.

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY		DELAWARE FUNDS BY MACQUARIE, on behalf of the registered investment companies listed on Attachment A

By:		By:
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer
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ATTACHMENT A

TO

SCHEDULE B TO SHAREHOLDER SERVICES AGREEMENT

COMPENSATION SCHEDULE

INVESTMENT COMPANY PARTIES TO AGREEMENT*

Delaware Group Adviser Funds	Delaware Pooled Trust
Delaware Group Cash Reserve	Delaware VIP Trust
Delaware Group Equity Funds I	Voyageur Insured Funds
Delaware Group Equity Funds II	Voyageur Intermediate Tax Free Funds
Delaware Group Equity Funds IV	Voyageur Mutual Funds
Delaware Group Equity Funds V	Voyageur Mutual Funds II
Delaware Group Foundation Funds	Voyageur Mutual Funds III
Delaware Group Global & International Funds	Voyageur Tax Free Funds
Delaware Group Government Fund	Ivy Funds
Delaware Group Income Funds	Ivy Variable Insurance Portfolios
Delaware Group Limited-Term Government Funds
Delaware Group State Tax-Free Income Trust
Delaware Group Tax-Free Fund

* Each Investment Company Party is a Trust.

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